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                                                                   EXHIBIT 10.11

                 FORM OF DIRECTOR SUPPLEMENTAL RETIREMENT PLAN
                               DIRECTOR AGREEMENT

         THIS AGREEMENT is made and entered into this ___ day of ________, by and between Chattahoochee National Bank, a bank organized and existing under the laws of the State of Georgia (hereinafter referred to as the "Bank"), and ___________, a member of the Board of Directors of the Bank (hereinafter referred to as the "Director").

         WHEREAS, the Director is now serving on the Board of the Bank (hereinafter referred to as the "Board") and has for many years faithfully served the Bank. It is the consensus of the Board of Directors that the Director's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Director's experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Director's continued services so essential to the Bank's future growth and profits, that it would suffer severe financial loss should the Director terminate his/her service on the Board;

         ACCORDINGLY, the Board has adopted the Chattahoochee National Bank Director Supplemental Retirement Plan (hereinafter referred to as the "Director Plan") and it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director upon the Director's retirement and to the Director's beneficiary(ies) in the event of the Director's death pursuant to the Director Plan;

         FURTHERMORE, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended ("ERISA"). The Director is fully advised of the Bank's financial status and has had substantial input in the design and operation of this benefit plan; and

         NOW THEREFORE, in consideration of services the Director has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Director agree as follows:

1.       DEFINITIONS

         A.       Effective Date

                  The Effective Date of the Director Plan shall be August 21, 2002.

         B.       Plan Year

                  Any reference to the "Plan Year" shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term "Plan Year" shall mean the period from the Effective Date to December 31st of the year of the Effective Date.
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         C.       Retirement Date

                  Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Director reaches age sixty-five (65) or such later date as the Director may actually retire.

         D.       Termination of Service

                  Termination of Service shall mean the Director's voluntary resignation from service on the Board or failure to be re-elected to the Board, prior to the Normal Retirement Age (Subparagraph I [K]).

         E.       Pre-Retirement Account

                  A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director. Prior to the Director's Retirement Date, whichever shall first occur, such liability reserve account shall be increased each year by an amount equal to four and forty eight one hundredths percent (4.48%) of the annual earnings for the year determined by the Index (described in Subparagraph I (G) hereinafter), less the Cost of Funds Expense for that year (described in Subparagraph I (H) hereinafter).

         F.       Index Retirement Benefit

                  The Index Retirement Benefit for each Director in the Director Plan for each Plan Year shall be equal to the excess (if any) of the Index (Subparagraph I [G]) for that Plan Year over the Cost of Funds Expense (Subparagraph I [H]) for that Plan Year, divided by a factor equal to 1.08 minus the marginal tax rate.

         G.       Index

                  The Index for any year shall be the aggregate annual after-tax income from the life insurance contracts described in Exhibit "A", attached hereto and fully incorporated herein by reference, on the lives of the Participants (described in Subparagraph I [L] as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the effective date hereof.

                  If such contracts of life insurance are actually purchased by the Bank then the actual policies as of the effective dates listed for each policy on Exhibit "A" shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the policies described in Exhibit "A" were purchased from the named insurance company(ies) on the effective dates listed for each policy on Exhibit "A".

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                  In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and his beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank.

         H.       Cost of Funds Expense

                  The Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of "Index" plus the amount of any after-tax benefits paid to the Director pursuant to the Director Plan (Paragraph II hereinafter) plus the amount of all previous years' after-tax Cost of Funds Expense, and multiplying that sum by the Average After-Tax Cost of Funds (Subparagraph I [K]).

         I.       Change of Control

                  Change of Control means the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank or Holding Company from the Effective Date of this Director Plan. For the purposes of this Director Plan, transfers on account of deaths or gifts, transfers between family members or transfers made to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control.

         J.       Normal Retirement Age

                  Normal Retirement Age shall mean the date on which the Director attains age sixty-five (65).

         K.       Average After-Tax Cost of Funds

                  Average After-Tax Cost of Funds means, at any particular time, a ratio, the numerator of which is the total annualized interest expense as set forth on Schedule RI-income Statement of the Bank's most recently filed Consolidated Report of Condition and Income (the "Call Report") and the denominator of which is an amount equal to: (i) the amount of deposits in domestic offices (sum of total of columns A and C from Schedule RC-E of the Call Report), plus (ii) the amount of federal funds purchased and securities sold under agreements to repurchase, as set forth on Schedule RC-Balance Sheet of the Call Report, times the inverse of the Bank's combined marginal income tax rate.

         L.       Number of Participants

                  The Number of Participants for any Plan Year shall be the number of Participants (including those in retirement status) participating in the Plan as of December 31st of the previous year. Participants are those listed on the attached Exhibit B.

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         M.       Modification of Exhibits A and B

                  For all purposes of this Agreement, in the event of a new plan participant, death of a participant, termination of service of a participant who is not fully vested in the plan, retirement of a participant, or some other event, said Exhibits A and B may be modified as follows:

                  (i)      Exhibit A         By substituting the "Premiums Paid"
                                             for each participant with the cash
                                             surrender value of each
                                             participant's policy on the date(s)
                                             of the aforestated event(s).

                  (ii)     Exhibit B         By adding or deleting a new or
                                             existing plan participant.

II.      INDEX BENEFITS

         A.       Retirement Benefits

                  Subject to Subparagraph II(D) hereinafter, a Director who remains on the Board until the Normal Retirement Age (Subparagraph I[J]) shall be entitled to receive the balance in the Pre-Retirement Account in fifteen (15) equal annual installments commencing thirty (30) days following the Director's retirement. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit (as defined in Subparagraph I[F] for each Plan Year subsequent to the Director's retirement, and including the remaining portion of the Plan Year following said retirement, shall be paid to the Director until the Director's death.

         B.       Termination of Service

                  Subject to Subparagraph II(D), should a Director suffer a Termination of Service, the Director shall be entitled to receive twenty-five percent (25%) times the number of full years of service on the Board of the Bank from the date of first service on the Board of the Bank (to a maximum of 100%), times the balance in the Pre-Retirement Account payable to the Director in fifteen (15) equal annual installments commencing thirty (30) days following the Director's Normal Retirement Age (Subparagraph I[J] In addition to these payments and commencing in conjunction therewith, twenty-five percent (25%) times the number of full years of service on the Board of the Bank from the date of first service on the Board of the Bank (to a maximum of 100%), times the index Retirement Benefit for each Plan Year subsequent to the year in which the Director attains Normal Retirement Age, and including the remaining portion of the Plan Year in which the Director attains Normal Retirement Age, shall be paid to the Director until the Director's death.

         C.       Death

                  Should the Director die while there is a balance in the Director's Pre Retirement Account (Subparagraph I [E]) said unpaid balance shall be paid in a lump sum to

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                  the individual or individuals the Director may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Director's estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Director. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if the Director dies on or before the 21st day of August, 2004.

         D.       Discharge for Cause

                  Should the Director be Discharged for Cause at any time, all benefits under this Director Plan shall be forfeited. The term "for cause" shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge "for cause," such dispute shall be resolved by arbitration as set forth in this Director Plan.

         E.       Death Benefit

                  Except as set forth above, there is no death benefit provided under this Agreement.

         F.       Disability Benefit

                  In the event the Director becomes disabled prior to Termination of Service, and the Director's service on the Board is terminated because of such disability, the Director shall immediately begin receiving the benefits in Subparagraph II(A) above. Such benefit shall begin without regard to Director's Normal Retirement Age and the Director shall be one hundred percent (100%) vested in the entire benefit amount. If there is a dispute regarding whether the Director is disabled, such dispute shall be resolved by a physician selected by the Bank and such resolution shall be binding upon all parties to this Agreement.

III.     DEFERRAL BENEFITS

         A.       Deferral Election

                  Any Director wishing to defer any portion or all of the Director's fees may elect to defer up to one hundred percent (100%) each year for a maximum of five (5) years. At the end of the five-year period, the Board shall have the option of extending the deferral period for any amount of time it shall deem to be appropriate. The Director will make the election to defer by filing with the Bank a written statement setting forth the amount of the deferrals and the Director's

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                  election of payment as set forth in Subparagraph III (C)
                  hereinafter. This statement must be filed prior to having earned the deferred income.

         B.       Deferred Compensation Account

                  The Bank shall establish a Deferred Compensation Account in the name of the Director and credit that account with the deferrals. The Bank shall also credit interest to the Deferred Compensation Account balance on December 31st of each year. The interest rate credited shall be one hundred and fifty percent (150%) of the average after-tax yield of a one- year Treasury Bill.

         C.       Retirement, Termination of Service or Death

                  Upon the Director's Retirement Date or Termination of Service from the Board [Subparagraphs I[C] and [D] hereinabove), the balance of the Director's Deferred Compensation Account shall be payable as elected by the Director one (1) year prior to receiving said benefit payable to the Director thirty (30) days following said event. If the Director fails to make said payment election, then the Director shall be paid in ten (10) equal annual installments as set forth herein. Should the Director die while there is a balance in the Director's Deferred Compensation Account, such balance shall be paid pursuant to Subparagraph II(C) hereinabove.

IV.      RESTRICTIONS UPON FUNDING

                  The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Director Plan. The Directors, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

                  The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Director Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Director Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Director be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

                  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.       CHANGE OF CONTROL

                  Upon a Change of Control (Subparagraph I [I]) if the Director subsequently suffers a Termination of Service (Subparagraph I [D]) then the Director shall

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                  receive the benefits promised in this Director Plan upon
                  attaining Normal Retirement Age, as if the Director had been continuously serving the Bank until the Director's Normal Retirement Age. The Director will also remain eligible for all promised death benefits in this Director Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Director Plan and agrees to abide by its terms.

VI.      MISCELLANEOUS

         A.       Alienability and Assignment Prohibition

                  Neither the Director, nor the Director's surviving spouse, nor any other beneficiary(ies) under this Director Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director's beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

         B.       Binding Obligation of the Bank and any Successor in Interest

                  The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

         C.       Amendment or Revocation

                  It is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

         D.       Gender

                  Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

         E.       Effect on Other Bank Benefit Plans

                  Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-

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                  sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.

         F.       Headings

                  Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

         G.       Applicable Law

                  The validity and interpretation of this Agreement shall be governed by the laws of the State of Georgia.

         H.       12 U.S.C. 1828(k)

                  Any payments made to the Director pursuant to this Director Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) or any regulations promulgated thereunder.

         I.       Partial Invalidity

                  If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

         J.       Continuation as Director

                  Neither this Agreement nor the payment of any benefits thereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank.

VII.     ERISA PROVISION

         A.       Named Fiduciary and Plan Administrator

                  The "Named Fiduciary and Plan Administrator" of this Director Plan shall be Chattahoochee National Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         B.       Claims Procedure and Arbitration

                  In the event a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director's beneficiary(ies) in the case of the

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                  Director's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

                  If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty
                  (60) days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

                  If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

                  Where a dispute arises as to the Bank's discharge of the Director for "for cause," such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

VIII. TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

         The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Provided, however, that the Director shall be entitled to receive at least his/her Director's Deferred Compensation Account including interest earned. Upon a Change of Control (Subparagraph I[I] this paragraph shall become null and void effective immediately upon said Change of Control.

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IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinbelow, and that, upon execution, each has received a conforming copy.

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
                                                     CHATTAHOOCHEE NATIONAL BANK

                                                     Alpharetta, Georgia

                                                     By:
----------------------------------                      ------------------------
Witness                                                                    Title

----------------------------------                   ---------------------------
Witness
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